                                                                    Exhibit 4.17
                         SIXTH AMENDMENT TO RECEIVABLE
                       AND INVENTORY FINANCING AGREEMENT


     THIS SIXTH AMENDMENT TO RECEIVABLE AND INVENTORY FINANCING AGREEMENT (this "Amendment") is made and entered into as of the 1st day of December, 1997, between SHEFFIELD STEEL CORPORATION, f/k/a HMK INDUSTRIES OF OKLAHOMA, INC., successor by merger to SHEFFIELD STEEL CORPORATION-SAND SPRINGS, f/k/a SHEFFIELD STEEL CORPORATION and SHEFFIELD STEEL CORPORATION - JOLIET (the "Company"), and NATIONSBANK, N.A., a national banking association, formerly known as NationsBank, N.A. (South) and also formerly known as NationsBank of Georgia, N.A. (the "Lender").


                             W I T N E S S E T H :
                             - - - - - - - - - -


     WHEREAS, heretofore, the Company and its predecessors and Affiliates, and the Lender, made and entered into a certain Receivable and Inventory Financing Agreement, dated as of January 16, 1992 (hereinafter, as previously amended, the "Financing Agreement"), pursuant to which the Lender agreed to certain financial accommodations on the terms and conditions stated therein; and

     WHEREAS, the Company and the Lender desire to make certain amendments to the Financing Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Company and the Lender hereby agree as follows:

          DEFINITIONS.
          -----------

     (a) All capitalized terms used herein and not expressly defined herein shall have the respective meanings given to such terms in the Financing Agreement.

     (b)  The following definitions contained in Section 1.1 shall be deleted:

     Cash Flow, Current Assets, Current Liabilities, Current Maturities of
          Long-Term Debt, Current Ratio, Fixed Charge Coverage Ratio, Fixed Charges, Net Worth, Long Term Debt, Mortgage, Mortgage Sheffield-Joliet, Senior Notes, Tangible Net Worth, and Total Liabilities.

     (c) The following new definitions are added to Section 1.1 in the appropriate alphabetical order:

          "Cash Interest" shall mean, without duplication, for the preceding twelve (12) months, all interest actually paid for such period.

          "First Mortgage Notes" shall mean the First Mortgage Notes issued by the Company and due 2005 in an aggregate principal amount not to exceed $150,000,000, as amended, restated or modified.

          "Indenture" shall mean that certain Indenture dated as of December 1, 1997, by and between the Company and the Trustee, as amended, restated, or modified.

          "Trustee" shall mean State Street Bank and Trust Company.

     (d) The definitions of EBITDA, General Intangibles and Receivables are deleted from Section 1.1 and the following are inserted in lieu thereof:

          "EBITDA" shall mean, for the trailing twelve month period, the sum (without duplication) of (i) net income and (ii) to the extent net income has been reduced thereby, (A) all income taxes of the Company paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business),
     (B) interest expense, and (C) non-cash charges less any non-cash items increasing net income for such period, all as determined on a consolidated basis for the Company in accordance with GAAP.

          "General Intangibles" shall mean all proceeds of business interruption insurance, and, to the extent the same relate to Inventory and Receivables, all of the Company's general intangibles, whether now owned or existing or hereafter acquired or arising or in which the Company now has or hereafter acquires any rights, including, without limitation, all choses in action, causes of action, confidential information, consulting agreements, corporate or other business records, inventions, designs, engineering contracts, patents, patent applications, servicemarks, trademarks, trade names, trade secrets, good will, copyrights, registrations, letters of credit, licenses, franchises, customer lists, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to the Company to secure payment of any of the Receivables by an account debtor, all rights to indemnification, and all other intangible property of every kind and nature (other than Receivables).

          "Receivables" shall mean all of a Company's accounts, and instruments, contract rights, chattel paper, and documents relating thereto, and general intangibles arising from its Sales, and the proceeds thereof and all security and guaranties therefor, whether now existing or hereafter created, and all returned, reclaimed or repossessed goods, and all books and records pertaining to the foregoing.

     (e) Subsection (q) of the definition of "Event of Default" is deleted and the following is inserted in lieu thereof:

          (q) the occurrence of an Event of Default under any First Mortgage Note, or any document or agreement relating thereto, including, without limitation, the Indenture, either Mortgage, Assignment of Leases, Security Agreement and Fixture Filing (each, a "Mortgage") by the Company to State Street Bank and Trust Company, as Trustee and Collateral Agent pursuant to the Indenture relating to real property of the Company located in Tulsa County, Oklahoma and Will County, Illinois, and the Security Agreement, by and between the Company and the Trustee, dated as of December 1, 1997, which Event of Default is not cured in accordance with the terms of such agreement; or

     (f) The following new subsection (u) is added at the end of the definition of "Event of Default":

          (u) the Company shall at any time fail to be subject to and bound by the terms and provisions of the Indenture.

          SECTION 2.1  THE LOANS.  The Financing Agreement is amended by
          ----------------------
deleting the existing first sentence of Section 2.1 and the following shall be substituted in lieu thereof:

          The Lender agrees to make loans to the Company, and the Company agrees to borrow from the Lender, upon the request of the Company from time to time up to (i) 85% of the face value of the Company's Eligible Receivables, plus (ii) 65% of the lower of the fair market value or cost of the Company's Eligible Inventory, less (iii) such reserves as the Lender may in its absolute discretion establish at any time that an Event of Default exists; provided, however, that the total amount of all Loans outstanding at any one time under the terms of this Agreement shall not at any time exceed US Forty Million Dollars (US$40,000,000.00), and the total amount of all Loans outstanding at any one time under this Agreement against Eligible Inventory shall not exceed US Twenty-Seven Million Dollars (US$27,000,000.00).

          SECTION 2.6  EFFECTIVE DATE AND TERMINATION.  The existing first
          -------------------------------------------
sentence of Section 2.6 shall be deleted and in lieu thereof there shall be substituted the following:

          This Agreement shall be effective on January 16, 1992 and shall continue in full force and effect until November 1, 2002 and from year to year thereafter unless terminated on any such anniversary date by either the Lender or the Company giving to the other not less than sixty (60) days' prior written notice.

          SECTION 3  SECURITY INTERESTS.
          -----------------------------

     (a) The Financing Agreement is amended by deleting subsection (a) in its entirety from Section 3 and substituting the following in lieu thereof:

          (a) All of its accounts and instruments, contract rights, chattel paper, documents and general intangibles relating thereto and the proceeds thereof and all security and guaranties therefor, whether now existing or hereafter created, and all returned, reclaimed or repossessed goods, and all books and records pertaining thereto, including, without limitation, its Receivables;

     (b) The Financing Agreement is amended by deleting subsection (d) in its entirety from Section 3. Lender hereby releases its security interest in the Equipment.

          SECTION 4.1  DOCUMENTS.  The Financing Agreement is amended by
          ----------------------
deleting subsections (h), (i), (j), and (k) of Section 4.1.

          SECTION 8  AFFIRMATIVE COVENANTS.  The Financing Agreement is amended
          --------------------------------
by deleting the following Sections thereof: 8.13, 8.14, 8.15, 8.16, 8.18, 8.19, and 8.20.

          SECTION 8.13  EBITDA TO CASH INTEREST.  The Financing Agreement is
          -------------------------------------
amended to add the following Section 8.13:

          8.13 RATIO OF EBITDA TO CASH INTEREST. The Company shall maintain at all times a ratio of EBITDA to Cash Interest, measured as of any date of determination for the 12-month period ending on such date, of at least 1.1 to 1.

          ARTICLE 9 NEGATIVE COVENANTS. Article 9 of the Financing Agreement is
          ----------------------------
amended by deleting Sections 9.1, 9.2, 9.3, 9.6, 9.7, 9.8, 9.10, 9.11, 9.13,
9.14 and 9.15. Sections 9.2 and 9.8 shall be replaced with the following:

          9.2 LIENS. The Company shall not create, incur, assume or suffer to exist any Lien of any kind whatsoever upon any of the Collateral, except for liens in favor of the Lender or liens and security interests disclosed on Schedule 1 hereof. The Company shall not create, incur, assume or suffer to exist any Lien upon any of its other property or assets (other than the Collateral), whether now owned or hereafter acquired, except liens permitted under the Indenture.

          9.8 SALE OF ASSETS. The Company will not sell, lease or otherwise transfer any part of the Collateral, except for sales of Inventory in the ordinary course of its business.

          SECTION 9.16  MINIMUM AVAILABILITY.  The Financing Agreement is
          ----------------------------------
amended by deleting the existing Section 9.16 and substituting the following in lieu thereof:

          9.16 MINIMUM AVAILABILITY. The Company shall not permit
     Availability to be less than $5,000,000 at any time.

          SECTION 9.17  AMENDMENT OF INDENTURE.  The Financing Agreement is
          ------------------------------------
amended to add the following new Section 9.17:

          9.17 AMENDMENT OF INDENTURE. The Company shall not enter into any amendment of the terms of the Indenture without Lender's prior written consent.

          CLOSING FEE.  As consideration for this Amendment, the Company shall
          -----------
pay to the Lender a closing fee of $62,500, payable on December 5, 1997.

          RESTATEMENT OF REPRESENTATIONS AND WARRANTIES.  The Company hereby
          ---------------------------------------------
reaffirms each and every representation and warranty heretofore made by it under or in connection with the execution and delivery of the Financing Agreement and the documents executed in connection therewith (including, without limitation, those representations and warranties set forth in Section 10 of the Financing Agreement) as fully as though such representations and warranties had been made on the date hereof and with specific reference to this Amendment.

          NO DEFAULT.  To induce the Lender to enter into this Amendment the
          ----------
Company hereby, as of the date hereof, and after giving effect to the terms hereof, (i) represents and warrants that there exists no Event of Default (or any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default), and (ii) agrees that there exists no right of offset, defense, counterclaim, claim or objection in favor of the Company as against the Lender arising out of or with respect to any of the Obligations.

          EFFECT OF AMENDMENT.  Except as expressly set forth hereinafter, the
          -------------------
Financing Agreement and documents executed in connection therewith shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Company to the Lender and the Company hereby restates, ratifies and reaffirms each and every term and condition set forth in the Financing Agreement and documents executed in connection therewith effective as of the date hereof.

          COUNTERPARTS.  This Amendment may be executed in any number of
          ------------
counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

          SUCCESSORS AND ASSIGNS.  This Amendment shall be binding upon and
          ----------------------
inure to the benefit of the successors and permitted assigns of the parties hereto.

          SECTION REFERENCES.  Section titles and references used in this
          ------------------
Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

          COSTS, EXPENSES, TAXES AND FEES.  The Company agrees to pay on demand
          -------------------------------
all costs and expenses of the Lender in connection with the preparation, execution, delivery and enforcement of this Amendment and any other transactions contemplated hereby, including, without limitation, the fees and out-of-pocket expenses of legal counsel to the Lender.

          FURTHER ASSURANCES.  The Company agrees to take such further action as
          ------------------
the Lender shall reasonably request in connection herewith to evidence the amendments herein contained to the Financing Agreement.

          GOVERNING LAW.  This Amendment shall be governed by, and construed in
          -------------
accordance with, the laws of the State of Georgia.


     IN WITNESS WHEREOF, the Company and the Lender have caused this Amendment to be duly executed under seal, all as of the date first above written.

                         SHEFFIELD STEEL CORPORATION, F/K/A HMK INDUSTRIES OF OKLAHOMA, INC., SUCCESSOR BY MERGER TO SHEFFIELD STEEL CORPORATION-SAND SPRINGS, F/K/A SHEFFIELD STEEL CORPORATION and
                         SHEFFIELD STEEL CORPORATION - JOLIET


                         By: /s/ Stephen R. Johnson                   VP-CFO
                            ------------------------------------------------
                                                                     (Title)

                         Attest: /s/ Nancy D. Prior                     Asst
                                --------------------------------------------
                                     Secretary
                                     ---------


                         NATIONSBANK, N.A., F/K/A NATIONSBANK, N.A. (SOUTH), F/K/A NATIONSBANK OF GEORGIA, N.A.


                         By: /s/ C. A. Reese                         V.P.
                            ---------------------------------------------
                                                                     (Title)

                                  SCHEDULE 1



     None.

                                       7